Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Novoste Corporation 2001 Stock Plan, as amended, the Novoste Corporation 2002 Broad-Based Stock Plan and the Novoste Corporation 2002 Chief Executive Officer Stock Option Plan of Novoste Corporation of our report dated February 4, 2003, except for Notes 4 and 13, as to which the date is March 4, 2003, with respect to the consolidated financial statements of Novoste Corporation included in its Annual Report (Form 10-K/A Amendment No. 1) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 29, 2003